QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Philip H. Trenary
Pinnacle Airlines Corp.
1689 Nonconnah Blvd.
Ste. 111
Memphis, Tennessee 38132

November 18, 2003

Stephen E. Gorman
Pinnacle Airlines Corp.
1689 Nonconnah Blvd.
Ste. 111
Memphis, Tennessee 38132

Dear Mr. Gorman:

        As we have discussed, I have agreed to serve as a member of the Board of Directors of Pinnacle Airlines Corp., a Delaware company (the "Company"). I understand I will be elected as a director of the Company at the time of the Company's initial public offering. I consent to being named as a future Board member of the Company in the Form S-1 registration statement and any amendments thereto filed in connection with the Company's initial public offering.

Very truly yours,
/s/  PHILIP H. TRENARY
Philip H. Trenary

QuickLinks

  Exhibit 99.1